                                  EXHIBIT 11.0
                        Computation of per share earnings


                                                           Year Ended December 31,
                                                -------------------------------------------
                                                  1998              1997              1996
                                                -----------     -----------     -----------
Net income ................................     $19,493,000     $14,970,000     $ 8,203,000
                                                ===========     ===========     ===========

Weighted average basic shares outstanding .      41,983,776      42,510,823      44,356,555
                                                -----------     -----------     -----------

Basic earnings per share ..................     $      0.46     $      0.35     $      0.18
                                                ===========     ===========     ===========

Potential dilutive common stock ...........         710,511         706,176         919,074
                                                -----------     -----------     -----------

Weighted average diluted shares outstanding      42,694,287      43,216,999      45,275,629
                                                ===========     ===========     ===========

Diluted earnings per share ................     $      0.46     $      0.35     $      0.18
                                                ===========     ===========     ===========